Filed pursuant to Rule 424(b)(3)
File No. 333-248770

2,000,000 Shares

9.50% Series A Cumulative Perpetual Preferred Stock
Liquidation Preference $25.00 per Share

We have entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (the “Agent”), as sales agent or principal, relating to our 9.50% Series A Cumulative Perpetual Preferred Stock, which we refer to as the Series A Preferred Stock.

Dividends on our Series A Preferred Stock accrue daily and will be cumulative from, and including, the date of original issue and shall be payable quarterly every February 28, May 30, August 31, and November 30, at 9.50% per annum of its liquidation preference, which is equivalent to $2.375 per annum per share. We have established a segregated account that will be funded with a portion of the proceeds received under the Sales Agreement sufficient to pre-fund dividend payments on the Series A Preferred Stock until August 2022. The segregated account may only be used to pay dividends on the Series A Preferred Stock, when legally permitted, and may not be used for other corporate purposes.

Sales of our Series A Preferred Stock, if any, may be made by transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, an indeterminate number of shares of our Series A Preferred Stock may be sold, but in no event will we issue and sell more than 2,000,000 shares of our Series A Preferred Stock pursuant to the Sales Agreement. We will pay the Agent, an aggregate commission of 3.0% of the gross sales price per share of our Series A Preferred Stock sold through the Agent, under the Sales Agreement. In connection with the sale of shares of our Series A Preferred Stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agent will be deemed to be underwriting commissions or discounts.

Generally, we may not redeem the Series A Preferred Stock until August 25, 2025, and except as described below upon the occurrence of a Delisting Event or Change of Control (each as defined herein), as applicable. On and after August 25, 2025, we may, at our option, redeem the Series A Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. In addition, upon the occurrence of a Delisting Event or a Change of Control (each as defined herein), we may, subject to certain conditions, at our option, redeem the Series A Preferred Stock, in whole or in part within 90 days after the first date on which such Delisting Event occurred or within 120 days after the first date on which such Change of Control occurred, as applicable, by paying $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

The Series A Preferred Stock has no maturity date and will remain outstanding indefinitely unless redeemed by us or exchanged for shares of common stock in connection with a Delisting Event or Change of Control. Holders of the Series A Preferred Stock generally will have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters (whether or not declared or consecutive) and in certain other events.
Our common stock and the Series A Preferred Stock are listed on the NASDAQ Global Market under the symbols “OTRK” and “OTRKP,” respectively.
The Agent is not required to sell any specific number or dollar amount of our Series A Preferred Stock but will use its commercially reasonable efforts, consistent with its normal sales and trading practice, as our sales agent, and on the terms and subject to the conditions of the Sales Agreement, to sell the Series A Preferred Stock offered on terms agreed by the Agent and us. We cannot predict the number of shares that we may sell hereby or if any shares will be sold.
The net proceeds we receive from the sale of our Series A Preferred Stock will be the gross proceeds received from such sales less the commissions or discounts and any other expenses we may incur in issuing the Series A Preferred Stock. See “Use of Proceeds” and “Plan of Distribution” for further information.
An investment in our securities involves a high degree of risk. See the sections entitled “Risk Factors” appearing on page 11 of this prospectus and in our most recent Annual Report on Form 10-K and in any Quarterly Report on Form 10-Q.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

B. RILEY SECURITIES

The date of this prospectus is October 16, 2020

TABLE OF CONTENTS

PAGE
ABOUT THIS PROSPECTUS    1
PROSPECTUS SUMMARY    1
RISK FACTORS    11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS    18
USE OF PROCEEDS    18
DESCRIPTIONS OF THE SERIES A PREFERRED STOCK    19
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS    37
PLAN OF DISTRIBUTION    47
LEGAL MATTERS    49
EXPERTS    49
LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES    49
WHERE YOU CAN FIND MORE INFORMATION    50
INFORMATION INCORPORATED BY REFERENCE    50

ABOUT THIS PROSPECTUS
This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (“SEC”). This prospectus does not contain all the information provided in the Registration Statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that Registration Statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell preferred stock, and it is not soliciting an offer to buy preferred stock, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus, unless otherwise indicated, “our company,” “Ontrak,” “we,” “us” or “our” refer to Ontrak, Inc., a Delaware corporation, and its consolidated subsidiaries.

PROSPECTUS SUMMARY
This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any prospectus supplement, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus, before making an investment decision.

Our Company

Ontrak, Inc., formerly known as Catasys, Inc., was founded with a passion for engaging with and helping improve the health and save lives of anyone impacted by behavioral health conditions. We are a leading Artificial Intelligence (“AI”) and telehealth enabled, virtualized outpatient healthcare treatment company, whose mission is to help improve the health and save the lives of as many people as possible. Our platform, PRE™ (Predict- Recommend-Engage), organizes and automates healthcare data integration and analytics through the application of machine intelligence to deliver analytic insights. Our PRE platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who are not receiving the care they need. By combining predictive analytics with human engagement, we deliver improved member health and validated outcomes and savings to healthcare payers.

Our integrated, technology-enabled OntrakTM solutions, a critical component of the PRE platform, are designed to identify and treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, chronic obstructive pulmonary disease, and congestive heart failure, which result in high medical costs. We have a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance. We integrate evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. Our programs seek to improve member health and deliver validated cost savings of more than 50% for enrolled members to healthcare payers.

We have contracted with leading national and regional health plans to make Ontrak available to eligible members in thirty states and our nation‘s capital.

Recent Developments

On July 6, 2020, we changed our corporate name from Catasys, Inc. to Ontrak, Inc. and changed our NASDAQ ticker symbol from CATS to OTRK effective July 7, 2020. We believe the change in our name leverages our national brand recognition of the Company's Ontrak solutions among our health plan members, health plan customers and network of behavioral health providers.

On August 21, 2020, we entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley Securities, Inc., as representative of the several underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters 1,700,000 shares of Series A Preferred Stock with an offering price to the public of $25.00 per share. The Underwriting Agreement also granted the Underwriters an option to purchase up to an additional 255,000 shares of Series A Preferred Stock during the 30-day period following the execution of the Underwriting Agreement with the same offering price per share to the public. The Underwriters fully exercised the over-allotment option and on September 3, 2020, we completed the underwritten offering of 1,955,000 shares (the “Underwritten Offering”).

In connection with the offering of the Series A Preferred Stock, we entered into a conditional amendment (the "Conditional Amendment") to our Note Purchase Agreement dated September 24, 2019 (the “Note Agreement”) with Goldman Sachs Specialty Lending Group, L.P. (“GS”) and any other purchasers party thereto from time to time (collectively, the “Holders”) governing $35.0 million in aggregate principal amount of our outstanding senior secured notes (the “2024 Notes“). The Conditional Amendment includes changes to certain definitions in the Note Agreement intended to permit us to issue the Series A Preferred Stock and to pay dividends thereon for the first eight periods, including a waiver of the mandatory prepayment of the 2024 Notes with the proceeds of the Underwritten Offering. The Conditional Amendment also modifies the Leverage Ratio covenant, Consolidated Adjusted EBITDA covenant, Minimum Consolidated Liquidity covenant and Minimum Revenue covenant included in the Note Agreement, which changes increase our financial flexibility and accommodate the growth in the business. The Conditional Amendment required us to incur an additional $10 million of indebtedness under the Note Agreement, that the offering of the Series A Preferred Stock result in net proceeds to us of at least $23.5 million and the payment of certain fees and expenses of the Holders shall have been paid prior to its effectiveness. In connection with entering into the Sales Agreement, a further amendment to the Note Agreement was entered into between GS and the Company to permit the issuance of up to $100 million of Series A Preferred Stock, inclusive of the amount issued in the Underwritten Offering, on the terms and otherwise entitled to the foregoing benefits of the Conditional Amendment. In connection with the Conditional Amendment and the Sales Agreement, an affiliate of GS waived its right to participate in both offerings of Series A Preferred Stock.
Corporate Information

Our principal executive offices are located at 2120 Colorado Avenue, Suite 230, Santa Monica, California 90404, and our telephone number at that location is (310) 444-4300. Our website address is www.ontrak-inc.com. The inclusion of our website address does not include or incorporate by reference into this prospectus or the accompanying prospectus any information on, or accessible through, our website. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, together with amendments to these reports, are available on the "Investor Relations" section of our website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the U.S. Securities and Exchange Commission ("SEC").

THE OFFERING

Securities offered by us    Up to 2,000,000 shares of 9.50% Series A Cumulative Perpetual Preferred Stock, liquidation preference
$25.00.

Manner of Offering    “At the market” offering that may be made from time to time through B. Riley Securities, Inc. as sales agent or principal. See “Plan of Distribution.”

Dividends    Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.50% per annum of the $25.00 per share liquidation preference (equivalent to $2.375 per annum per share). All accrued dividends on the Series A Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock.

Dividends on our Series A Preferred Stock accrue daily and will be cumulative from, and including, the date of original issue and payable quarterly every February 28, May 30, August 31, and November 30 (each such date, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day.

Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the corresponding record date, which shall be every February 15, May 15, August 15, and November 15, beginning November 15, 2020, whether or not a Business Day (the “dividend record date”). As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a Dividend Payment Date if such shares were not issued and outstanding on the applicable dividend record date.

Dividends on the Series A Preferred Stock will continue to accumulate whether or not (i) any of our agreements prohibit the current payment of dividends, (ii) we have earnings or funds legally available to pay the dividends, or (iii) our Board of Directors does not declare the payment of the dividends.

Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

For definition of “Business Day” please read “Description of Series A Preferred Stock — Dividend Rate.”

Segregated Dividend Payment Account    We have established a segregated account that will be
funded with proceeds received under the Sales Agreement sufficient to pre-fund dividend payments on the Series A Preferred Stock until August 2022. The segregated account may only be used to pay dividends on the Series A Preferred Stock, when legally permitted, and may not be used for other corporate purposes.
No Maturity or Mandatory Redemption    The Series A Preferred Stock has no maturity date, and
we are not required to redeem the Series A Preferred Stock. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them pursuant to our optional redemption or special optional redemption rights, or they are exchanged in connection with a Delisting Event or Change of Control.
Optional Redemption    The Series A Preferred Stock may be redeemed in whole or in part (at our option) any time on or after August 25, 2025, upon not less than 30 days nor more than 60 days’ written notice by mail prior to the date fixed for redemption thereof, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Please see the section entitled “Description of the Series A Preferred Stock — Redemption — Optional Redemption.”

Special Optional Redemption    Upon the occurrence a Delisting Event, we may redeem the shares of Series A Preferred Stock, at our option, in whole or in part, within ninety (90) days after the first date on which such Delisting Event occurred, for cash at $25.00 per share, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date.

A “Delisting Event” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

▪the Series A Preferred Stock is no longer listed on the New York Stock Exchange (“NYSE”), the NYSE American LLC (“NYSE American”) or Nasdaq Stock Market LLC (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq; and

▪the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but shares of Series A Preferred Stock are still outstanding.

Upon the occurrence a Change of Control, we may redeem the shares of Series A Preferred Stock, at our option, in whole or in part, within one hundred twenty
(120) days after the first date on which such Change of Control occurred, for cash at $25.00 per share, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

▪the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Company’s stock entitling that person to exercise more than 50% of the total voting power of all the Company’s stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
▪following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common equity securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq.
If, prior to the Special Exchange Date (as defined below under “— Limited Exchange Rights Upon a Change of Control or Delisting Event”), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under
“— Optional Redemption” or this special optional redemption right), the holders of shares of Series A Preferred Stock will not have the Special Exchange Right (as defined and described below under
“— Limited Exchange Rights Upon a Change of Control or Delisting Event”) with respect to the shares of Series A Preferred Stock called for redemption. If we elect to redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.
Conversion, Exchange and Preemptive Rights    Except as described under “Description of Series A
Preferred Stock — Limited Exchange Rights Upon a Change of Control or Delisting Event,” the Series A Preferred Stock will not be subject to preemptive rights or be convertible into or exchangeable for any other securities or property at the option of the holder.

Liquidation Preference    If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive
$25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section entitled “Description of the Series A Preferred Stock — Liquidation Preference.”

Ranking    The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses
(2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and
(4) junior to all of our existing and future indebtedness. Please see the section entitled “Description of the Series A Preferred Stock — Ranking.”

Limited Voting Rights    Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

The Company may not:

▪issue any class or series of capital stock ranking senior to the Series A Preferred Stock; or

▪alter or amend its Certificate of Incorporation so as to materially and adversely affect the rights of Series A Preferred Stock holders,

unless approved by a 2/3 vote of the Series A Preferred Stock, voting as a single class.

In addition, in the event dividends on the Series A Preferred Stock have not been paid in an aggregate amount equal to six or more quarterly dividends (whether consecutive or not), the Board of Directors of the Company shall be increased by two and the holders of the Series A Preferred Stock shall be entitled to elect such two directors, voting as a separate class.

Except for the above or as expressly stated in the certificate of designations or as may be required by applicable law, the Series A Preferred Stock does not bestow any relative, participating, optional or other special voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Use of proceeds    We currently intend to use the net proceeds we receive from sales pursuant to the Sales Agreement to fund the segregated dividend account, and the remaining net proceeds for general corporate purposes, which may include working capital, M&A, and investments in technology. See “Use of Proceeds”.

Certain U.S. Federal Income Tax Considerations    For a discussion of the U.S. federal income tax
consequences of purchasing, owning and disposing of the Series A Preferred Stock, please see the section entitled “Certain U.S. Federal Income Tax Considerations.” You should consult your independent tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any other taxing jurisdiction.

Risk factors    Investing in our Series A Preferred Stock involves a high degree of risk. You should carefully consider each of the risks described under the caption “Risk Factors” beginning on page S-11 of this prospectus and in the documents incorporated by reference into this prospectus.

Exchange listing    The Series A Preferred Stock is listed on the Nasdaq Global Market under the symbol “OTRKP.”

Settlement    Delivery of the Series A Preferred Stock offered hereby will be made against payment therefor through the book-entry facilities of the DTC.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described below and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to this Offering and Ownership of Shares of Our Series A Preferred Stock

The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. Also, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock.

At June 30, 2020, our total liabilities equaled approximately $55.1 million, which increased by $10 million in August 2020 in connection with the conditional amendment (the "Conditional Amendment") to our Note Purchase Agreement dated September 24, 2019 (the “Note Agreement”) with Goldman Sachs Specialty Lending Group, L.P. (“GS”) and any other purchasers party thereto from time to time (collectively, the “Holders”) governing our outstanding senior secured notes (the “2024 Notes“) in connection with the Underwritten Offering. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding.

Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series A Preferred Stock. The Note Agreement restricts the payment of dividends on the Series A Preferred Stock and contains events of default which could result in acceleration of such indebtedness upon the occurrence of certain events, including failure to meet certain financial covenants and the payment of dividends on, or redemption amounts in respect of, the Series A Preferred Stock in violation of the Note Agreement. While the Conditional Amendment permits the payment of dividends on the Series A Preferred Stock issued in the Underwritten Offering for the first eight periods following issuance, thereafter we may only pay such dividends so long as there is no default or event of default under the Note Agreement. Accordingly, there can be no assurance that we will remain in compliance with the terms of the Conditional Amendment, and if we default, we may be contractually prohibited from paying dividends on the Series A Preferred Stock or any amounts in redemption of or otherwise in respect of, the Series A Preferred Stock. Also, future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series A Preferred Stock will bear the risk of our future offerings, which may reduce the market price of the Series A Preferred Stock and will dilute the value of their holdings in us.

We may not be able to pay dividends on the Series A Preferred Stock if we have insufficient cash or available ‘surplus’ as defined under Delaware law to make such dividend payments.

Our ability to pay cash dividends on the Series A Preferred Stock requires us to have either net profits or positive net assets (total assets less total liabilities) over our capital, and that we have sufficient working capital in order to be able to pay our debts as they become due in the usual course of business. Based on our net assets as of June 30, 2020, after giving pro forma effect to the offering of the Series A Preferred Stock, we will have limited net assets over our stated capital and future net losses we may incur would reduce the limited amount available. Accordingly, until such time as we generate significant net income from operations or otherwise increase our net assets over stated capital by means of, among other things, raising additional equity financing, we may not be able to pay cash dividends on the Series A Preferred Stock. Our ability to pay dividends may also be impaired if any of the risks described in this prospectus, including the documents incorporated by reference herein, were to occur. Also, payment of our dividends depends upon our financial condition and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock, if any, and preferred stock, including the Series A Preferred Stock to pay our indebtedness or to fund our other liquidity needs.

We have established a segregated account that will be funded with a portion of the proceeds from sales under the Sales Agreement sufficient to pre-fund quarterly dividend payments on the Series A Preferred Stock until August 2022, although the payment of such amounts on deposit to holders of the Series A Preferred Stock is subject to compliance with applicable laws and with the foregoing limitations. Additionally, once the funds in the segregated account are exhausted, there can be no assurance that we will have sufficient cash flow from operations to continue such dividend payments. The amounts on deposit are also assets of our consolidated entity and while we have agreed not to use such amount for any corporate purposes other than payments of dividends on the Series A Preferred Stock, such account will be subject to a lien in favor of the collateral agent for the 2024 Notes and otherwise be available to our creditors generally in the event holders of our indebtedness or other obligations arising in the ordinary course of business seek to pursue remedies under bankruptcy or insolvency laws or otherwise. In addition, our Board of Directors may determine that the use of such amount on deposit for other corporate purposes is required pursuant to the exercise of their fiduciary duties to our common stockholders. You should be aware that the pre-funded dividends may not be available to make such payments in the amounts and at the times required under the terms of the Series A Preferred Stock.

Our Certificate of Incorporation contains provisions limiting the transferability and conversion of the Series A Preferred stock.

Our net operating loss carryforwards ("NOLs") will begin to expire in 2023. These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable. Section 382 of the Internal Revenue Code imposes limitations on a corporation's ability to utilize NOLs if it experiences an ownership change as defined in Section 382. In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Internal Revenue Code. Any unused annual limitation may be carried over to later years. We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock, or a combination thereof. If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.

In order to protect the Company’s significant NOLs, we filed an Amended and Restated Certificate of Incorporation of the Company containing an amendment (the “Protective Amendment”) with the Delaware Secretary of State on October 28, 2019. The Protective Amendment was approved by the Company’s stockholders by written consent dated September 24, 2019.

The Protective Amendment is designed to assist in protecting the long-term value of our accumulated NOLs by limiting certain transfers of our common stock and certain of our other securities coming within the rules of the Internal Revenue Service under Section 382, including the Series A Preferred Stock as such does not meet the exception provided by Section 1504(a) of the Code and related Treasury Regulation § 1.382.-2(a)(3)(i) (collectively, “382 Stock”). While the Board of Directors has approved the issuance of the Series A Preferred Stock after determining that such issuance is not likely to result in a prohibited ownership shift, the Protective Amendment will continue to apply to the Series A Preferred Stock after issuance, including the restrictions on transfer and exchange.

The Protective Amendment’s transfer restrictions generally restrict any direct or indirect transfers of 382 stock if the effect would be to increase the direct or indirect ownership of the 382 stock by any person from less than 4.99% to 4.99% or more of the 382 stock, or increase the percentage of the 382 stock owned directly or indirectly by a person owning or deemed to own 4.99% or more of the 382 stock. Any direct or indirect transfer attempted in violation of the Protective Amendment will be void as of the date of the prohibited transfer as to the purported transferee.

The Protective Amendment also requires any person attempting to become a holder of 4.99% or more of our 382 stock to seek the approval of our Board. This may have an unintended “anti-takeover” effect because our Board may be able to prevent any future takeover. Similarly, any limits on the amount of stock that a shareholder may own could have the effect of making it more difficult for shareholders to replace current management. Additionally, because the Protective Amendment may have the effect of restricting a shareholder’s ability to dispose of or acquire our 382 stock, the liquidity and market value of our common stock and the Series A Preferred Stock might suffer.

The Protective Amendment is not binding with respect to shares of 382 stock issued prior to its adoption unless the holder of such shares has voted in favor of the Protective Amendment and the resulting transfer restriction is noted conspicuously on the certificate representing such shares, or, in the case of uncertificated shares, the registered owners are notified of the Protective Amendment, or such registered owner has actual knowledge of the Protective Amendment. Therefore, even after the effectiveness of the Protective Amendment, we cannot assure you that we will not experience an ownership change as defined in Section 382, including as a result of a waiver or modification by our Board as permitted by the Protective Amendment.

The market for our Series A Preferred Stock may not provide investors with adequate liquidity.

Our Series A Preferred Stock is listed on the Nasdaq Global Market. However, the trading market for the Series A Preferred Stock may not be maintained and may not provide investors with adequate liquidity. The liquidity of the market for the Series A Preferred Stock depends on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. We cannot predict the extent to which investor interest in our Company will maintain the trading market in our Series A Preferred Stock, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling shares of our Series A Preferred Stock.

Future issuances of preferred stock, including future issuances of shares of Series A Preferred Stock, may reduce the value of the Series A Preferred Stock.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we may sell additional shares of preferred stock, including shares of Series A Preferred Stock, on terms that may differ from those described in this prospectus. Such shares could rank on parity with or, subject to the voting rights referred to above (with respect to issuances of new series of preferred stock), senior to the Series A Preferred Stock as to distribution rights or rights upon liquidation, winding up or dissolution. The subsequent issuance of additional shares of Series A Preferred Stock, or the creation and subsequent issuance of additional classes of preferred stock on parity with the Series A Preferred Stock, could dilute the interests of the holders of Series A Preferred Stock offered hereby. Any issuance of preferred stock that is senior to the Series A Preferred Stock would not only dilute the interests of the holders of Series A Preferred Stock offered hereby, but also could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series A Preferred Stock.

Market interest rates may materially and adversely affect the value of the Series A Preferred Stock.

One of the factors that influences the price of the Series A Preferred Stock is the dividend yield on the Series A Preferred Stock (as a percentage of the market price of the Series A Preferred Stock) relative to market interest rates. Continued increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Stock to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series A Preferred Stock to materially decrease.

The Special Exchange Right may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The Special Exchange Right (as defined under “Description of the Series A Preferred Stock — Limited Exchange Rights Upon a Change of Control or Delisting Event”) may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our Series A Preferred Stock with the opportunity to realize a premium over the then-current market price of such equity securities or that stockholders may otherwise believe is in their best interests.

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends- received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have significant accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

You may be subject to tax if we make or fail to make certain adjustments to the Exchange Rate of the Series A Preferred Stock even though you do not receive a corresponding cash dividend.

The Exchange Rate (as defined in “Description of Series A Preferred Stock — Limited Exchange Rights Upon a Change of Control or Delisting Event”) for the Series A Preferred Stock is subject to adjustment in certain circumstances. A failure to adjust (or to adjust adequately) the Exchange Rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the Series A Preferred Stock. In April 2016, the Internal Revenue Service issued new proposed income tax regulations in regard to the taxability of changes in exchange rights that will apply to the Series A Preferred Stock when published in final form and may be applied to us before final publication in certain instances. See “Material U.S. Federal Income Tax Considerations.”

Our revenues, operating results and cash flows may fluctuate in future periods, and we may fail to meet investor expectations, which may cause the price of our Series A Preferred Stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict, and our income and cash flows may fluctuate significantly from period to period. If our operating results fall below the expectations of investors or securities analysts, the price of our Series A Preferred Stock could decline substantially. Specific factors that may cause fluctuations in our operating results include:

The Series A Preferred Stock represents perpetual equity interests in us, and it has no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. As a result, the Series A Preferred Stock will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preferred Stock may be required to bear the financial risks of an investment in the Series A Preferred Stock for an indefinite period of time. In addition, the Series A Preferred Stock will rank junior to all our current and future indebtedness and other liabilities. The Series A Preferred Stock will also rank junior to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

The Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Stock. Also, we may elect in the future to obtain a rating for the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Stock.

The market price of the Series A Preferred Stock could be substantially affected by various factors.

The market price of the Series A Preferred Stock depends on many factors, which may change from time to time, including:

•prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

•trading prices of similar securities;

•our history of timely dividend payments;

•the annual yield from dividends on the Series A Preferred Stock as compared to yields on other financial instruments;

•general economic and financial market conditions;

•government action or regulation;

•the financial condition, performance and prospects of us and our competitors;

•changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

•our issuance of additional preferred equity or debt securities;

•actual or anticipated variations in quarterly operating results of us and our competitors; and

•the ongoing impact of the global COVID-19 pandemic.

As a result of these and other factors, holders of the Series A Preferred Stock may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

A holder of Series A Preferred Stock has extremely limited voting rights.

The voting rights for a holder of Series A Preferred Stock are limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of the Series A Preferred Stock exist primarily with respect to voting on amendments to our certificate of incorporation, including the certificate of designations relating to the Series A Preferred Stock, that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described in the prospectus and except to the extent required by law, holders of Series A Preferred Stock do not have any voting rights. Please see the section in this prospectus entitled “Description of the Series A Preferred Stock — Voting Rights.”

We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering of Series A Preferred Stock for our operations, including, but not limited to, general corporate purposes, which may include working capital, M&A, and investments in technology. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Series A Preferred Stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Series A Preferred Stock to decline, and delay our growth strategy.

Risks Associated with our Capital Stock

Approximately 56% of our outstanding common stock is beneficially owned by our chairman and chief executive officer, who has the ability to substantially influence the election of directors and other matters submitted to stockholders.

As of the date of this prospectus, 10,393,094 shares are beneficially held of record by Acuitas Group Holdings, LLC (“Acuitas”), whose sole managing member is our Chairman and Chief Executive Officer, which represents beneficial ownership of approximately 56% of our outstanding shares of common stock. As a result, he has and is expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other matters submitted to our stockholders. His interest may not always coincide with our interests or the interests of other stockholders, and he may act in a manner that advances his best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove management of our Company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

The market price of our Series A Preferred Stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•sales or potential sales of substantial amounts of our Series A Preferred Stock;

•developments concerning our four largest customers, any or all of which may terminate our services at any time;

•developments concerning the willingness of third-party payors to provide coverage and adequate payment rates for our programs;

•governmental regulation and legislation;

•variations in our anticipated or actual operating results;

•changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

•prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

•trading prices of similar securities;

•our history of timely dividend payments;

•the annual yield from dividends on the Series A Preferred Stock as compared to yields on other financial instruments;

•general economic and financial market conditions;

•government action or regulation;

•the financial condition, performance and prospects of us and our competitors;

•our issuance of additional preferred equity or debt securities;

•actual or anticipated variations in quarterly operating results of us and our competitors; and

•the ongoing impact of the global COVID-19 pandemic.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have historically experienced extreme price and volume fluctuations.
These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our Series A Preferred Stock, regardless of our actual operating performance.

Provisions in our certificate of incorporation, our bylaws and Delaware law might discourage, delay or prevent a change in control of our Company or changes in our management and, therefore, depress the trading price of our Series A Preferred Stock.

Provisions of our certificate of incorporation, our bylaws and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our Company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then- current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include:

• the inability of stockholders to call special meetings; and
•the ability of our Board of Directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our Board of Directors.

In addition, the Delaware General Corporation Law (“DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years, has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Series A Preferred Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your shares of our Series A Preferred Stock in an acquisition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the results of clinical trials and the regulatory approval process; our ability to raise capital to fund continuing operations; market acceptance of any products that may be approved for commercialization; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section entitled “Risk Factors” of the applicable prospectus supplement) relating to our industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.
Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.
USE OF PROCEEDS
A portion of the net proceeds we receive from sales under the Sales Agreement will be deposited in a segregated account, representing an amount sufficient to pre-fund dividend payments on the Series A Preferred Stock until August 2022. We intend to use the remaining net proceeds for general corporate purposes, which may include working capital, M&A, and investments in technology. The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities and/or savings accounts.

DESCRIPTIONS OF THE SERIES A PREFERRED STOCK

Capital Stock
General
The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, as may be amended from time to time, any certificates of designation for our preferred stock, that may be authorized from time to time, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.
As of September 3, 2020, our authorized capital stock consists of 500,000,000 shares of common stock, par value
$0.0001 per share, of which 17,384,880 shares were issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.0001 per share, 1,955,000 of which were issued and outstanding. The authorized and unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our common stock.
Common Stock
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future.
All of our outstanding shares of common stock are fully paid and nonassessable.
In order to protect certain tax attributes that may be available to offset future taxable income of the Company, the amended and restated certificate of incorporation includes provisions designed to restrict direct and indirect acquisitions of the Company’s common stock that could result in the imposition of limitations on the use by Ontrak, for U.S. federal income tax purposes, of such tax attributes (the “Section 382 Ownership Limit”). The Section 382 Ownership Limit generally prohibits any direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition of shares of common stock of the Company or rights or options to purchase such common stock or any other interests that would be treated as stock of the Company under applicable income tax regulations promulgated under the Internal Revenue Code, of 1986, as amended (the “Code”) if as a result of such sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, any person or group becomes a “Substantial Stockholder,” which generally includes a person or group that beneficially owns 4.9% or more of the market value of the total outstanding shares of common stock of the Company, or the percentage of common stock of the Company owned by a Substantial Stockholder would be increased or decreased. As a result of these restrictions, certain transfers of stock by or to existing Substantial Stockholders are prohibited. Any attempted transfer in violation of the foregoing restrictions will be null and void unless the transferor or transferee obtains the written approval of the Company’s Board of Directors. No employee or agent of Ontrak will record any purported transfer to the extent that such transfer is prohibited by the Section 382 Ownership Limit, and the purported transferee will not be entitled to any rights of stockholders of the Company with respect to the securities that are the subject of the prohibited transfer, including the right to vote such securities and to receive dividends or distributions, whether liquidating or otherwise, in respect of such securities. The Section 382 Ownership Limit also requires, subject to certain exceptions, any person who acquires or attempts to acquire shares of the Company’s common stock or rights or options to purchase such common stock or any other interests that would be treated as such stock under the income tax regulations in violation of the Section 382 Ownership Limit described above to provide to Ontrak such information as may be requested in order to determine the effect, if any, of such purported transfer on the preservation and usage of the benefit of the Company’s tax attributes. All certificates representing newly issued shares of the Company’s common stock as well as certificates issued in connection with the transfer of shares that are subject to the foregoing restrictions will bear a legend referencing such restrictions.
If the Company’s Board of Directors determines that a transfer would be prohibited, then, upon the Company’s written demand, the purported transferee will transfer the securities that are the subject of the prohibited transfer, or cause such securities to be transferred, to an agent designated by the Board of Directors. The agent will sell the securities to a buyer or buyers, which may include Ontrak, in one or more arm's-length transactions that comply with the Section 382 Ownership Limit. If the purported transferee has resold the securities before receiving the demand to surrender them to the Company’s agent, the purported transferee will be deemed to have sold the securities for the agent and will be required to transfer to the agent any distributions received with respect to such securities and any proceeds of the sale of such securities (except for any proceeds which Ontrak grants the purported transferee written permission to retain and which do not exceed the amount that the purported transferee would have received from the agent if the agent had resold such securities). The proceeds of the sale of any such securities will be applied first to the agent to cover its costs and expenses, second to the purported transferee, up to the lesser of the amount paid by the purported transferee for the securities or the fair market value of the securities at the time of the attempted transfer, and third to one or more charitable organizations selected by the Company’s Board of Directors. In no event will the proceeds of the sale of such securities inure to the benefit of Ontrak.
The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.
Our common stock is listed on the NASDAQ Global Market under the symbol “OTRK.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, New York, New York.

Options/Warrants
As of as of September 3, 2020, we had outstanding options to purchase 3,553,675 shares of our common stock at a weighted average exercise price of $12.24 and outstanding warrants to purchase 1,465,927 shares of our common stock at an exercise price of $6.02.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has authority to issue up to 50,000,000 shares of preferred stock, par value $0.0001 per share, 1,955,000 of which are issued and outstanding as of September 3, 2020. Our board of directors may also determine or alter for each class of preferred stock the voting powers, designations, preferences, and special rights, qualifications, limitations, or restrictions as permitted by law. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. Issuing preferred stock provides flexibility in connection with possible acquisitions and other corporate purposes, but could also, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

Series A Preferred Stock

Set forth below are the terms of our outstanding Series A Preferred Stock issued in a public offering in August 2020. Pursuant to the DGCL and the Series A Preferred Stock, we may create and issue additional shares Series A Preferred Stock by resolution and no vote of our stockholders, including holders of the Series A Preferred Stock, is required in connection therewith.

No Maturity or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become exchangeable and are exchanged as described below under “— Limited Exchange Rights Upon a Change of Control or Delisting Event.” We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)on a par with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(4)junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to any indebtedness and other liabilities of our existing subsidiaries.

Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.50% per annum of the $25.00 per share liquidation preference (equivalent to $2.375 per annum per share). All accrued dividends on the Series A Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock.

Dividends on our Series A Preferred Stock accrue daily and will be cumulative from, and including, the date of original issue and payable quarterly every February 28, May 30, August 31, and November 30 (each such date, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day (as herein defined) then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the corresponding record date, which shall be every February 15, May 15, August 15, and November 15, beginning November 15, 2020, whether or not a business day (the “dividend record date”). As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a Dividend Payment Date if such shares were not issued and outstanding on the applicable dividend record date.

Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors — We may not be able to pay dividends on the Series A Preferred Stock if we have insufficient cash or available ‘surplus’ as defined under Delaware law to make such dividend payments” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future dividends on our common stock and preferred stock, including the Series A Preferred Stock, will be in the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash dividends on our preferred stock or what the actual dividends will be for any future period. A segregated account will be funded with a portion of the proceeds received from sales under the Sales Agreement sufficient to pre-fund quarterly dividend payments on the Series A Preferred Stock until August 2022, although such funds may only be used for the payment of such dividends to the extent funds are legally available therefor. The segregated account may only be used to pay dividends on the Series A Preferred Stock, when legally permitted, and may not be used for other corporate purposes.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Payment Dates, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a par with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other dividend be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A

Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock ranking on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series A Preferred Stock is not redeemable by us prior to August 25, 2025, except as described below under “Special Optional Redemption.” The Series A Preferred Stock may be redeemed in whole or in part (at our option) any time on or after August 25, 2025, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, for cash at a redemption price equal to per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. If we elect to redeem any shares of Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.

Special Optional Redemption

Upon the occurrence a Delisting Event, we may redeem the shares of Series A Preferred Stock, at our option, in whole or in part, within ninety (90) days after the first date on which such Delisting Event occurred, for cash at
$25.00 per share, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date.

A “Delisting Event” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•the Series A Preferred Stock is no longer listed on the NYSE, the NYSE American, or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq; and

•the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but shares of Series A Preferred Stock are still outstanding.

Upon the occurrence a Change of Control, we may redeem the shares of Series A Preferred Stock, at our option, in whole or in part, within one hundred twenty (120) days after the first date on which such Change of Control occurred, for cash at $25.00 per share, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Company’s stock entitling that person to exercise more than 50% of the total voting power of all the Company’s stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common equity securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq.

If, prior to the Special Exchange Date (as defined below under “— Limited Exchange Rights Upon a Change of Control or Delisting Event”), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under “— Optional Redemption” or this special optional redemption right), the holders of shares of Series A Preferred Stock will not have the Special Exchange Right (as defined and described below under “— Limited Exchange Rights Upon a Change of Control or Delisting Event”) with respect to the shares of Series A Preferred Stock called for redemption. If we elect to redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.

Redemption Procedures

In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

•the redemption date;

•the number of shares of Series A Preferred Stock to be redeemed;

•the redemption price of $25.00 per share of Series A Perpetual Preferred Stock, plus any accrued and unpaid dividends to and including the date of redemption;

•the place or places where certificates for the Series A Preferred Stock other than through The Depositary Trust Company (“DTC”) are to be surrendered for payment of the redemption price;

•that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on the redemption date;

•whether such redemption is being made pursuant to the provisions described above under “— Optional Redemption” or “— Special Optional Redemption”;

•if applicable, that such redemption is being made in connection with a Change of Control or Delisting Event and, in that case, a brief description of the transaction or transactions constituting such Change of Control or the circumstances giving rise to such Delisting Event; and

◦any other information required by law or by the applicable rules of any exchange upon which the Series A Perpetual Preferred Stock may be listed or admitted for trading.

If less than all of the Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

On or after the date fixed for redemption, each holder of Series A Preferred Stock that holds a certificate other than through DTC book entry described below, shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

Limited Exchange Rights Upon a Change of Control or Delisting Event

Upon the occurrence of a Change of Control or Delisting Event, each holder of shares of Series A Preferred Stock will have the right (unless, prior to the Special Exchange Date, we have provided or provide irrevocable notice of our election to redeem the Series A Preferred Stock as described above under “— Redemption,” or “— Redemption
— Special Option Redemption” in which case such holder will only have the right with respect to the shares of Series A Preferred Stock not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have an exchange right with respect to the shares of Series A Preferred Stock subject to such default in payment)) to exchange some or all of the shares of Series A Preferred Stock held by such holder (the “Special Exchange Right”) on the Special Exchange Date for a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Exchange Consideration”), which is equal to the lesser of:

•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Special Exchange Date (unless the Special Exchange Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Exchange Rate”); and

•0.7653 shares of common stock (the “Share Cap”), subject to certain adjustments described below.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which our common stock will be exchangeable for cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon exchange of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Exchange Consideration immediately prior to the effective time of the Change of Control (the “Alternative Exchange Consideration,” and the Common Stock Exchange Consideration or the Alternative Exchange Consideration, as may be applicable to a Change of Control, is referred to as the “Exchange Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Exchange Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the exchange of shares of Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or Delisting Event as described above under “— Redemption — Special Optional Redemption” or our optional redemption right as described above under “— Redemption,” holders of shares of Series A Preferred Stock will not have any right to exchange such shares of Series A Preferred Stock that we have so elected to redeem or subsequently selected for redemption, and any such shares of Series A Preferred Stock that have been surrendered for exchange pursuant to the Special Exchange Right will be redeemed on the related redemption date instead of exchanged on the Special Exchange Date. If we elect to redeem shares of Series A Preferred Stock that would otherwise be exchanged for the applicable Exchange Consideration on a Special Exchange Date, such shares of Series A Preferred Stock will not be so exchanged and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

Notwithstanding the foregoing, the holders of shares of Series A Preferred Stock will not have the Special Exchange Right in connection with a Change of Control if the acquiror has shares listed or quoted on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the

NYSE American or Nasdaq, and the Series A Preferred Stock becomes convertible into or exchangeable for such acquiror’s listed shares upon a subsequent Change of Control of the acquiror.

Upon not less than 30 nor more than 60 days’ following the occurrence of a Change of Control or Delisting Event, we will provide to holders of shares of Series A Preferred Stock a written notice of occurrence of the Change of Control or Delisting Event that describes the resulting Special Exchange Right. This notice will state the following:

•the events constituting the Change of Control or circumstances giving rise to the Delisting Event;

•the date of the Change of Control or Delisting Event, as applicable;

•the last date on which the holders of shares of Series A Preferred Stock may exercise their Special Exchange Right;

•the method and period for calculating the Common Stock Price;

•the Special Exchange Date;

•that if, prior to the Special Exchange Date, we have provided or provide irrevocable notice of our election to redeem all or any shares of our Series A Preferred Stock, holders will not be able to exchange their shares of Series A Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for exchange pursuant to the Special Exchange Right (unless we default in payment of the redemption price and all accumulated and unpaid dividends);

•if applicable, the type and amount of Alternative Exchange Consideration entitled to be received per share of Series A Preferred Stock;

•the name and address of the paying agent and the exchange agent;

•the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Special Exchange Right; and

•the last date on which holders of shares of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first Business Day following any date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

To exercise the Special Exchange Right, the holders of shares of Series A Preferred Stock will be required to deliver, on or before the close of business on the Special Exchange Date, the certificates (if any) representing the shares of Series A Preferred Stock to be exchanged, duly endorsed for transfer, together with a written exchange notice completed, to our transfer agent, or, in the case of shares of Series A Preferred Stock held in global form, comply with the applicable procedures of DTC. The conversion notice must state:

•the relevant Special Exchange Date;

•the number of shares of Series A Preferred Stock to be exchanged; and

• that such shares of Series A Preferred Stock are to be exchanged pursuant to the applicable provisions of the Series A Preferred Stock.

The “Special Exchange Date” is the date the shares of Series A Preferred Stock are to be exchanged, which will be a Business Day that is no fewer than twenty (20) days nor more than thirty-five (35) days after the date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of shares of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over- the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Special Exchange Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the Business Day prior to the Special Exchange Date. The notice of withdrawal must state:

•the number of withdrawn shares of Series A Preferred Stock;

•if certificated Series A Preferred Stock has been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•the number of shares of Series A Preferred Stock, if any, which remain subject to the exchange notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the exchange notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series A Preferred Stock as to which the Special Exchange Right has been properly exercised and for which the exchange notice has not been properly withdrawn will be exchanged for the applicable Exchange Consideration in accordance with the Special Exchange Right on the Special Exchange Date, unless prior to the Special Exchange Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock.

We will deliver amounts owing upon conversion no later than the third Business Day following the Special Exchange Date.

In connection with the exercise of any Special Exchange Right, we will comply with all federal, provincial, and state securities laws and stock exchange rules in connection with any exchange of Series A Preferred Stock for shares of our common stock or other property.

The Special Exchange Right feature may make it more difficult for a party to take over our company or discourage a party from taking over us.

Except as provided above in connection with a Change of Control or Delisting Event, shares of Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter, repeal or replace our certificate of incorporation, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”). An increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed an Event and will not require us to obtain two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class).

In addition, if and whenever dividends on the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends, and upon which equivalent voting rights have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly dividends (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series A Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of Nasdaq (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and any other class or series of the Company’s stock that ranks on parity with Series A Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided in the Certificate of Designation. At any time after the special voting power has vested, the secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Stock must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them.

The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed. In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series A Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

Whenever full dividends have been paid regularly on the Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series A Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights above.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, such outstanding shares of Series A Preferred Stock either are subject to (1) a notice of redemption pursuant to the provisions described above under “— Redemption — Optional Redemption” or “— Redemption — Special Optional Redemption” above and funds sufficient to pay the applicable redemption price, including accumulated and unpaid dividends, for all of such shares of Series A Preferred Stock called for redemption have been set aside for payment or (2) a Change of Control Conversion Right which has been properly exercised and not withdrawn.

When the Series A Preferred Stock is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of our preferred stock (as described in this prospectus or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference.

Except as described above and expressly stated in the certificate of designations or as may be required by applicable law, the Series A Preferred Stock does not bestow any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 30 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “accelerated filer” within the meaning of the Exchange Act.

Preemptive Rights

No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Book-Entry Procedures

DTC acts as securities depository for our outstanding Series A Preferred Stock. With respect to the Series A Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the placement agent, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records.
You will be considered to be the “beneficial owner” of the Series A Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of shares of Series A Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our amended and restated certificate of incorporation (including the certificate of designations designating the Series A Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A Preferred Stock are made directly to DTC (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Direct Registration System

The Series A Preferred Stock will be registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series A Preferred Stock entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

Transfer Agent

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock is American Stock Transfer & Trust Company, LLC. Its principal business address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is 1-800-937-5449.

Listing

Our Series A Preferred Stock is listed on the Nasdaq Global Market under the symbol “OTRKP.”

Other Series of Preferred Stock

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of any other series that we issue in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of such series of preferred stock to be offered under this prospectus. This description of the preferred stock in the certificate of designation and any applicable prospectus supplement will include:

•the title and stated value;

•the number of shares being offered;

•the liquidation preference per share;

•the purchase price per share;

•the currency for which the shares may be purchased;

•the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•the procedures for any auction and remarketing, if any;

•the provisions for a sinking fund, if any;

•the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•any listing of the preferred stock on any securities exchange or market;

•whether the preferred stock will be convertible into our common stock or other securities of ours,

•voting rights, if any, of the preferred stock;

•preemption rights, if any;

•restrictions on transfer, sale or other assignment, if any;

•a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock, the shares will be fully paid and non-assessable.

Certain Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

•Removal of directors and filling board vacancies. Our certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum, or by the sole remaining director.

•No written consent of stockholders. Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

•Meetings of stockholders. Our certificate of incorporation and our bylaws provide that only a majority of the members of our board of directors then in office in which a quorum is present, the Chairman of the board of directors, or the President, may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the board of directors. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

•Advance notice requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

•Amendment to bylaws and certificate of incorporation. As required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of director liability and the amendment of our bylaws and certificate of incorporation must be approved by no less than 66 2/3 percent of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 66 2/3 percent of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.

•Blank check preferred stock. Our certificate of incorporation authorizes 5,000,000 shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS REGARDING SERIES A PREFERRED STOCK

The following discussion summarizes certain U.S. federal income tax considerations of the acquisition, ownership and disposition of the Series A Preferred Stock offered by this prospectus, but does not purport to be a complete analysis of all potential tax effects. This discussion does not address effects of other U.S. federal tax laws, such as estate and gift tax laws, or of state, local, non-U.S. or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Stock in light of their particular circumstances. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as of the date hereof. These authorities may change, possibly with retroactive effect, or may be subject to differing interpretations that may adversely affect a holder of the Series A Preferred Stock. We have not sought, and do not expect to seek, a ruling from the IRS or any other United States federal, state, or local taxing authority, or the opinion of legal counsel, with respect to any tax issue affecting the Company. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the acquisition, ownership and disposition of the Series A Preferred Stock.

This discussion is limited to holders that hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances, including the impact of the alternative minimum tax and of the Medicare contribution tax on net investment income. In addition, it does not address consequences for holders subject to special rules, including without limitation:

•U.S. expatriates and former citizens or long-term residents of the United States;

•persons holding the Series A Preferred Stock as part of a hedge, straddle, conversion, or other integrated transaction;

•banks, insurance companies, and other financial institutions;

•brokers, dealers or traders in securities;

•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•S corporations, partnerships or entities or arrangements that are treated as pass-through entities for U.S. federal income tax purposes (and investors therein);

•tax-exempt organizations or governmental organizations;

•persons subject to special tax accounting rules;

•persons who hold or receive the Series A Preferred Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•persons deemed to sell our Series A Preferred Stock under the constructive sale provisions of the Code;

•tax-qualified retirement plans; and

•“qualified foreign pension funds” as defined in Section 897(1)(2) of the Code.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock.

This discussion is for information purposes only and is not tax advice. You should consult your own independent tax advisor concerning the application of the U.S. federal income tax laws to your particular circumstances as well as any tax consequences for the acquisition, ownership, or disposition of the Series A Preferred Stock arising under other U.S. federal tax laws and the laws of any non-U.S., state or local tax jurisdiction or under any applicable income tax treaty.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Series A Preferred Stock that, for U.S. federal income tax purposes, is or is treated as;

•an individual who is a citizen or resident of the United States;

•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of our Series A Preferred Stock that is not a U.S. holder.

U.S. Holders

Distributions in General

If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are (or are treated for U.S. federal income tax purposes as) corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at preferential rates if those holders meet certain holding period and other applicable requirements. Dividends received by non-corporate U.S. holders may also be subject to the additional 3.8% tax on net investment income. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A Preferred Stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in the Series A Preferred Stock could be characterized as “extraordinary dividends” under Section 1059 of the Code. Corporate U.S. holders that have held our Series A Preferred Stock for two years or less before the dividend announcement date and that receive an extraordinary dividend will generally be required to reduce their tax basis in the stock by the nontaxed portion of the dividend due to the dividends-received deduction. If the amount of reduction exceeds the U.S. holder’s tax basis in the stock, the excess will be taxable as gain from the disposition of the stock, the tax treatment of which is discussed below. Non-corporate U.S. holders that receive an extraordinary dividend will be required to treat any losses on the sale of our Series A Preferred Stock as long-term capital losses to the extent of the extraordinary dividends such

U.S. holders receive that qualify for taxation at the preferential rates discussed above under “— Distributions in General.” U.S. holders are urged to consult their tax advisors with respect to the eligibility for and amount of any dividend received deduction and the application of Section 1059 of the Code to any dividends they receive.

Constructive Distributions on Series A Preferred Stock

A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock.
The constructive distribution of property equal to the redemption premium would accrue without regard to the holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) pursuant to Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series A Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Certain U.S. Federal Income Tax Considerations — U.S. Holders: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A Preferred Stock is uncertain.

We have the right to call the Series A Preferred Stock for redemption on or after August 25, 2025 (the “call option”) and the right to call the Series A Preferred Stock for redemption upon any Change of Control (the “contingent call option”). The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to the call option or contingent call option is equal to the liquidation preference of the Series A Preferred Stock (i.e., $25.00, plus accrued and unpaid dividends) and is payable in cash.

If the redemption price of the Series A Preferred Stock exceeds the issue price of the Series A Preferred Stock upon any redemption pursuant to the call option or contingent call option, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A Preferred Stock. The redemption price for the Series A Preferred Stock should be the liquidation preference of the Series A Preferred Stock. Assuming that the issue price of the Series A Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series A Preferred Stock should be the initial offering price at which a substantial amount of the Series A Preferred Stock is sold to the public (excluding any intervening sales to bond houses and brokers).

A redemption premium for the Series A Preferred Stock should not result in constructive distributions to U.S. holders of the Series A Preferred Stock if the redemption premium is less than a de-minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A Preferred Stock should be considered de-minimis if such premium is less than 0.25% of the Series A Preferred Stock’s liquidation value of
$25.00 at maturity, multiplied by the number of complete years to maturity. The determination under the OID Rules of a maturity date for preferred stock, such as the Series A Preferred Stock, is unclear. Accordingly, the remainder of this discussion assumes that the Series A Preferred Stock is issued with a redemption premium greater than a de- minimis amount.

The call option should not result in constructive distributions of redemption premium if, based on all of the relevant facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID Rules. However, the fact that a redemption right does not fall within the safe harbor described in the preceding sentence does not necessarily mean that an issuer’s right to redeem is more likely than not to occur for this purpose, and such right to redeem must still be tested under all of the relevant facts and circumstances to determine if it is more likely than not to occur. We do not expect that a redemption pursuant to the call option would be treated as more likely than not to occur under the foregoing test. Accordingly, U.S. holders of the Series A Preferred Stock should not be required to recognize constructive distributions of the redemption premium because of our call option. However, holders should consult with their own independent tax advisers on the particular consequences to such holder of the call option under these rules.

Disposition of Series A Preferred Stock by Sale or Exchange

Upon any sale or disposition (other than certain redemptions, as discussed below) of the Series A Preferred Stock, a
U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the
U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. Non-corporate U.S. holders may be eligible for preferential tax rates on long-term capital gains but also may be subject to the additional 3.8% tax on net investment income. The deductibility of capital losses is subject to limitations.

Redemptions

If we redeem our Series A Preferred Stock, the redemption will generally be treated as a sale or exchange by the
U.S. holder if the redemption:

•is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•results in a “complete redemption” of a U.S. holder’s stock interest in the company under Section 302(b)
(3) of the Code; or

•is a redemption of stock held by a non-corporate stockholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series A Preferred Stock and common stock that the U.S. Holder actually owns, but also shares of our stock that the
U.S. holder constructively owns within the meaning of Section 318 of the Code. If the redemption is treated as a sale or exchange, the tax consequences of a U.S. holder would be as described above under “— Disposition of Series A Preferred Stock by Sale or Exchange,” except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which would be treated as described above under “— Distributions in General.” Each U.S. holder of shares of our Series A Preferred Stock is urged to consult its own tax advisor to determine whether a payment made in redemption will be treated for U.S. federal income tax purposes as a distribution or an exchange of such shares.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the company, which will depend on the U.S. holder’s particular facts and circumstances at such time.

Satisfaction of the “substantially disproportionate” and “complete redemption” exceptions depends on compliance with objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code, respectively. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and, for this purpose, stock which does not have voting rights until the occurrence of an event is not treated as voting stock until the occurrence of such specified event. Accordingly, any redemption of the Series A Preferred Stock generally will not qualify for the “substantially disproportionate” exception because its voting rights are limited as provided in the “Description of Series A Preferred Stock — Voting Rights.” A redemption will result in a “complete redemption” if either (i) all of the shares of our stock actually and constructively owned by a U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code.
For purposes of the “redemption from non-corporate stockholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the stockholder level), is made pursuant to a plan, and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For this purpose, a distribution generally is not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature and has been interpreted under case law to include the termination of a business or line of business. If the redemption payment is treated as a dividend, the rules discussed above in “— Distributions in General” apply.

Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series A Preferred Stock is treated as a distribution with respect to such holder’s Series A Preferred Stock, but not as a dividend, such amount will be allocated to all shares of the Series A Preferred Stock held by such holder immediately before the redemption on a pro rata basis. The amount applied to each share will reduce such holder’s adjusted tax basis in that share, and any excess after the basis is reduced to zero will result in taxable gain. If such holder has different bases in shares of the Series A Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder’s aggregate adjusted tax basis in all shares of the Series A Preferred Stock held exceeds the aggregate amount of such distribution.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series A Preferred Stock to the holder’s remaining, unredeemed Series A Preferred Stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized. As of March 28, 2019, these proposed regulations have been withdrawn as part of the current presidential administration’s effort to withdraw or revise regulations that increase complexity and financial burdens on taxpayers, or that exceed the IRS’s statutory authority. As a result, the treatment governing adjustments to the basis of a U.S. holder’s Series A Preferred Stock with respect to amounts treated as a distribution with respect Series A Preferred Stock, but not as a dividend, as well as the treatment of the basis of any unredeemed shares, may be less certain.
Each U.S. holder of the Series A Preferred Stock should consult its own independent tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as a payment in exchange for the Series A Preferred Stock.

Exchange of Series A Preferred Stock upon a Change of Control or Delisting Event

In the event of a Change in Control or Delisting Event and absent the exercise of our right to redeem the Series A Preferred Stock, a holder will have the right to exchange any non-redeemed shares for our common stock. A U.S. holder generally will not recognize any gain or loss on such exchange for common stock, except to the extent that any common stock is in respect of accrued but unpaid dividends (generally taxable as described above under “— Distributions in General”) or cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of our common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share, as described below. Any gain recognized on the exchange generally will be capital gain and will be long-term capital gain if, at the time of the exchange, the U.S. holder has held the Series A Preferred Stock that is exchanged for longer than one year.

The adjusted tax basis of our common stock received on any such exchange (other than shares of our common stock attributable to accrued but unpaid dividends) will equal the adjusted tax basis of the shares of the non-redeemed

Series A Preferred Stock exchanged (reduced by the portion of adjusted tax basis allocated to any fractional shares of our common stock exchanged for cash, as described above), and the holding period of such common stock received on such an exchange will generally include the period during which a U.S. holder held our Series A Preferred Stock prior to exchange. A U.S. holder’s adjusted tax basis in shares of our common stock attributable to accrued but unpaid dividends will equal the fair market value of such common stock on the exchange date, and a
U.S. holder’s holding period for such shares shall begin on the day after receipt thereof. A U.S. holder’s tax basis in a fractional share will be determined by allocating such holder’s tax basis in the Series A Preferred Stock between our common stock such U.S. holder receives upon exchange (other than shares attributable to accrued but unpaid dividends) and the fractional share in accordance with their respective fair market values.

Exchange of Series A Preferred Stock for Alternative Form Consideration

If a U.S. holder receives the Alternative Form Consideration upon exchange of shares of our Series A Preferred Stock, such U.S. holder may receive cash, securities or other property or assets, or a combination thereof. The term “security” is not defined in the Code or applicable Treasury Regulations. Judicial decisions have held that the determination of whether a particular debt constitutes a “security” is based on an overall evaluation of the nature of the debt. One of the most significant factors is the term of the debt. In general, debt obligations issued with a weighted average maturity at issuance of five years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more do constitute securities. If the securities a U.S. holder receives upon exchange of shares of our Series A Preferred Stock are not “securities” for U.S. federal income tax purposes, then such securities will be treated as other property or assets for U.S. federal income tax purposes. Other than with respect to such Alternative Form Consideration received on account of accrued but unpaid dividends which generally will be taxable as described above under “— Distributions in General,” if a U.S. holder receives the Alternative Form Consideration upon exchange of shares of our Series A Preferred Stock, the U.S. federal income tax treatment of the exchange is uncertain. It is possible that the exchange could be treated as a single recapitalization, as an exchange in part and a taxable redemption in part or entirely as a taxable transaction, as briefly discussed below. U.S. holders are urged to consult their tax advisors regarding the consequences of such an exchange based upon the facts at that time.

Treatment as Recapitalization. If a U.S. holder receives the Alternative Form Consideration upon exchange of shares of our Series A Preferred Stock, the exchange in connection with such exchange may be treated as a recapitalization if such U.S. holder receives securities that are treated as “securities” for U.S. federal income tax purposes. In such case, the U.S. holder would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash and the fair market value of securities, other property or assets received in the exchange over (B) such U.S. holder’s adjusted tax basis in our Series A Preferred Stock and (ii) the amount of cash and other property or assets received upon exchange.

Notwithstanding the foregoing, any Alternative Form Consideration received on account of accrued but unpaid dividends, which have not previously been included in income, will be treated as a dividend. Any gain recognized should be treated as capital gain except to the extent it has the effect of a distribution of a dividend. If the exchange has the effect of the distribution of a dividend, then the gain recognized upon the exchange, as determined above, will be treated as a dividend to the extent of the U.S. holder’s ratable share of our current and accumulated earnings and profits. The remainder of the gain will be a capital gain and will be long-term if the U.S. holder’s holding period in our Series A Preferred Stock exceeds one year. For purposes of determining whether a U.S. holder’s gain will be treated as a dividend (as discussed further under “— Redemptions” above), stock (including any common stock) actually and constructively owned by a U.S. holder will be taken into account.

The tax basis of the securities, which are treated as “securities” for U.S. federal income tax purposes, received upon a recapitalization would equal the U.S. holder’s adjusted tax basis in our Series A Preferred Stock that was exchanged, reduced by the amount of any cash and any other property or assets not constituting “securities” for U.S. federal income tax purposes received, and increased by the amount of gain, if any, recognized. A U.S. holder’s holding period for the securities treated as “securities” for U.S. federal income tax purposes included in the Alternative Form Consideration would include the period during which the U.S. holder held shares of our Series A Preferred Stock. The tax basis of the other Alternative Form Consideration would equal the fair market value of such

Alternative Form Consideration on the date of the exchange, and the U.S. holder’s holding period for such other Alternative Form Consideration would begin on the day following the exchange.

Alternative Treatment as Part Exchange and Part Redemption. If the exchange of shares of our Series A Preferred Stock for the Alternative Form Consideration were not treated as a single recapitalization, the exchange could be treated as in part an exchange for securities that are treated as “securities” for U.S. federal income tax purposes and in part a separate redemption of the remaining shares of our Series A Preferred Stock surrendered in the exchange. In that event, the portion exchanged for securities treated as “securities” for U.S. federal income tax purposes could be treated as described above in “— Limited Exchange Rights Upon a Change of Control or Delisting Event.” The portion exchanged for cash or other property or assets (including securities that are not treated as “securities” for
U.S. federal income tax purposes) would be treated as described above in “— Disposition of Series A Preferred Stock by Sale or Exchange.”

Treatment as Fully Taxable Transaction. If a U.S. holder receives the Alternative Form Consideration upon exchange of shares of our Series A Preferred Stock and such Alternative Form Consideration consists solely of cash and other property or assets, other than securities treated as “securities” for U.S. federal income tax purposes, a U.S. holder generally will be taxed as described above in “— Disposition of Series A Preferred Stock by Sale or Exchange.”

Adjustment of Exchange Rate

The exchange rate of our Series A Preferred Stock is subject to adjustment under certain circumstances. In such circumstances, U.S. holders of our Series A Preferred Stock may be deemed to have received a distribution if the adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of the U.S. holder in our assets or earnings and profits. If such adjustments are made, U.S. holders will be deemed to have received constructive distributions from us even though they may not receive any cash or property. The tax consequences of a receipt of a distribution are described above under “— Distributions in General.” Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution of the interest of the holders of shares of our Series A Preferred Stock generally will not be considered to result in a constructive dividend distribution.

To the extent there is a constructive dividend distribution under the rules above, under 2016 proposed regulations, (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire common stock immediately after the exchange rate adjustment over the fair market value of the right to acquire common stock (determined immediately after exchange rate adjustment) without the adjustment, and (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the Series A Preferred Stock and the date of the actual distribution of cash or property that results in the constructive distribution. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of Series A Preferred Stock and withholding agents may rely on them prior to that date under certain circumstances.

Information Reporting and Backup Withholding

We or an applicable withholding agent will report to our U.S. holders and the IRS the amount of dividends (including deemed dividends) paid during each year and the amount of any tax withheld with respect to the Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding at a rate of 24% on payments of dividends on the Series A Preferred Stock unless the holder furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information or otherwise establishes an exemption from backup withholding. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Distributions

If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the Series A Preferred Stock, but not below zero. If the distribution exceeds our current and accumulated earnings and profits and the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below.

In addition, if we are classified as a U.S. real property holding corporation (a “USRPHC”) within the meaning of Section 897(c) of the Code and any distribution exceeds our current and accumulated earnings and profits, we will need to satisfy our withholding requirements either by (a) treating the entire distribution (even if in excess of earnings and profits) as a dividend subject to the withholding rules described below and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC; or (b) treating (i) only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend subject to the withholding rules in the following paragraph; and (ii) the excess portion of the distribution as subject to withholding at a rate of 15% (or such lower rate as may be specified by an applicable income tax treaty), as if such excess were the result of a sale of shares in a USRPHC, with a credit generally allowed against the Non-U.S. holder’s U.S. federal income tax liability for the tax withheld from such excess. We believe that we currently are not a USRPHC, and we do not expect to become a USRPHC for the foreseeable future (see discussion of USRPHCs below under “— Disposition of Series A Preferred Stock, Including Redemptions”).

Dividends (including amounts distributed by a USRPHC and subject to withholding as dividends per the preceding paragraph) paid to a Non-U.S. holder of the Series A Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are treated as being effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to this withholding tax, provided that certain certification and disclosure requirements are satisfied including completing IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person (as defined under the Code), unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. holder of the Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding for dividends, as discussed below, will be required to (i) complete IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. A Non-U.S. holder of the Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the U.S. Internal Revenue Service.

Adjustment of Exchange Rate

As described above under “U.S. Holders — Adjustment of Exchange Rate,” adjustments in the exchange rate (or failures to adjust the exchange rate) that result in an increase in the proportionate interest of a Non-U.S. holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. holder that are taxed as described above under “— Non U.S. Holders — Distributions.” It is possible that any withholding tax on such a deemed distribution might be withheld from cash dividends, shares of our common stock, or sale proceeds subsequently paid or credited to you.

Disposition of Series A Preferred Stock, Including Redemptions

Any gain realized by a Non-U.S. holder on the disposition of the Series A Preferred Stock generally will not be subject to U.S. federal income or withholding tax unless:

•the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);

•the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•we are or have been a USRPHC, as defined in Section 897(c) of the Code, unless a Non-U.S. holder owned directly or pursuant to applicable attribution rules at all times during the five-year period ending on the date of disposition or such holder’s holding period for such stock, 5% or less of the Series A Preferred Stock — assuming that the Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and, if it is a corporation, may also be subject to branch profits tax equal of 30% (generally applicable to its effectively connected earnings and profits) or at such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even if the individual is not considered a resident of the United States for U.S. federal income tax purposes.

A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain realized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code. The amount realized on the disposition of such Non-
U.S. Holder’s Series A Preferred Stock subject to a 15% withholding tax, which withholding tax is creditable against the actual amount of tax due pursuant to the preceding sentence. A corporation is a USRPHC if it is a U.S. corporation and the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. Our Series A Preferred Stock will be listed on the NASDAQ Capital Market and we believe that, for as long as we continue to be so listed, our Series A Preferred Stock will be treated as regularly traded on an established securities market. If we do become a USRPHC and our Series A Preferred Stock is regularly traded on an established securities market, a Non-U.S. holder (who is not described in the first two bullet points above) generally will be subject to U.S. federal income tax on any gain from the disposition of such stock only if such Non-U.S. holder has owned or is deemed to have owned more than 5% of our Series A Preferred Stock, at any time within the shorter of the five-year period preceding the disposition or such holder’s holding period for such stock.

If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, the Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A Non-U.S. holder should consult its own independent tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of as a dividend, a Non-U.S. holder generally will recognize capital gain or loss, equal to the difference between the amount of cash received and fair market value of any property received and the Non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed (except that to the extent that any cash received is attributable to any accrued but unpaid dividends), and such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for such Series A Preferred Stock exceeds one year,. A payment made in redemption of the Series A Preferred Stock may be treated as a dividend (subject to taxation as discussed above under “Non-U.S. Holders — Distributions on the Series A Preferred Stock”), rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under “— U.S. Holders: Redemptions.” Each Non-U.S. holder of the Series A Preferred Stock should consult its own independent tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

Exchange of Series A Preferred Stock for Common Stock

You generally will not recognize any gain or loss by reason of receiving our common stock upon exchange of the Series A Preferred Stock to any common stock, except with respect to any cash received in lieu of fractional shares (generally taxable as discussed above in “— Disposition of Series A Preferred Stock, Including Redemptions”) or any common stock received in respect of accrued but unpaid dividends (generally taxable as described above under “ — Distributions”).

Notwithstanding these general rules, if a non-U.S. holder is subject to tax under the special rules governing USRPHCs, as described above under “— Disposition of Series A Preferred Stock, Including Redemptions,” with respect to its shares of our Series A Preferred Stock but not our common stock for which such shares of our Series A Preferred Stock are exchangeable, then the exchange of shares of our Series A Preferred Stock for our common stock would be a taxable event, and such non-U.S. holder would be subject to U.S. tax in the same manner as described above in “— Disposition of Series A Preferred Stock, Including Redemptions.” This situation could arise, for example, if the shares of Series A Preferred Stock were “regularly traded” and a non-U.S. holder owned shares representing more than 5% of Series A Preferred Stock that was exchangeable for shares representing less than 5% of our common stock. If, as to a non-U.S. holder, both the shares of Series A Preferred Stock and shares of our common stock for which such shares of our Series A Preferred Stock are exchangeable are subject to the special rules governing USRPHCs described above, then, although the exchange of the shares of Series A Preferred Stock solely for shares of our common stock generally would not be taxable, the non-U.S. holder may be required to file a
U.S. federal income tax return for the taxable year of the conversion and satisfy certain procedural requirements in accordance with the applicable Treasury Regulations.

Non-U.S. holders that may be subject to the special rules governing USRPHCs should consult their own tax advisers with respect to the U.S. federal income tax consequences of the exchange of their shares of Series A Preferred Stock for shares of our common stock, including any filing requirements that may be applicable.

Information reporting and backup withholding.

We must annually report to the IRS and to each Non-U.S. holder the amount of dividends (including constructive dividends) paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply to the payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) or otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of shares of our Series A Preferred Stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN or Form W-8BEN-E (or other suitable substitute or successor form), or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of shares of our Series A Preferred Stock if such sale is effected through a foreign office of a broker, provided that the broker does not have certain U.S. connections. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability (if any), which may entitle the holder to a refund if in excess of such liability, provided that the holder timely provides the required information to the IRS. Non-U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Foreign Account Tax Compliance Act.

Sections 1471 to 1474 of the Code (such sections, and the Treasury Regulations and administrative guidance issued thereunder, commonly referred to as FATCA) impose a 30% U.S. withholding tax on certain “withholdable payments” made to a “foreign financial institution” or a “nonfinancial foreign entity.” “Withholdable payments” include payments of dividends and the gross proceeds from a disposition of certain property (such as shares of our Series A Preferred Stock), if such disposition occurs after December 31, 2018. In general, if a holder is a “foreign financial institution” (which includes investment entities such as hedge funds and private equity funds), the 30% withholding tax will apply to withholdable payments made to such holder, unless such holder enters into an agreement with the U.S. Department of Treasury to collect and provide substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, and to withhold 30% on certain “pass-through payments.” If such holder is a “non-financial foreign entity,” FATCA also generally will impose a withholding tax of 30% on withholdable payments made to such holder unless the holder provides the withholding agent with a certification that it does not have any “substantial United States owners” or a certification identifying its direct and indirect substantial United States owners. Intergovernmental agreements between the United States and a holder’s resident country may modify some of the foregoing requirements.

Although withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the Series A Preferred Stock on or after January 1, 2019, Treasury Regulations proposed in late 2018 eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. holders should consult their own tax advisers with respect to the U.S. federal income tax consequences of FATCA on their ownership and disposition of shares of our Series A Preferred Stock.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with B. Riley Securities, Inc., or the Agent, under which we may, from time to time, issue and sell up to 2,000,000 shares of our Series A Preferred Stock through the Agent, as sales agent or principal.

Sales, if any, of our Series A Preferred Stock made through the Agent, as contemplated by this prospectus, may be made by means of transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act.

The Agent is not required to sell any specific number or dollar amount of our Series A Preferred Stock but has agreed to use commercially reasonable efforts, consistent with its normal trading and sales practices, as our sales agent and on the terms and subject to the conditions set forth in the Sales Agreement, to sell the Series A Preferred Stock offered on terms agreed upon by the Agent and us. If we choose to offer our Series A Preferred Stock, we will instruct the Agent as to the number of shares to be sold by it as our sales agent, the minimum or average minimum price per share and the date or dates on which such shares are to be sold. We may instruct the Agent not to sell our Series A Preferred Stock if the sales cannot be effected at or above a price designated by us. The Agent may decline to accept any such instructions that we may provide to it from time to time. We or the Agent may suspend the offering of Series A Preferred Stock by the Agent upon notice to the other party.

If shares of our Series A Preferred Stock are sold by the Agent, the Agent has agreed to confirm to us in writing the number of shares sold on the applicable trading day and the related gross sales price and net sales price of those shares on the immediately following trading day. We will report at least quarterly the number of shares of our Series A Preferred Stock sold through the Agent, under the Sales Agreement, information concerning the net proceeds from those sales and the aggregate compensation paid to the Agent with respect to such sales.

The Agent will not engage in any transactions that stabilize or maintain the market price of our Series A Preferred Stock in connection with any offers or sales of our Series A Preferred Stock pursuant to the Sales Agreement.

We will pay the Agent an aggregate commission of 3.0% of the gross sales price per share of Series A Preferred Stock sold through the Agent, under the Sales Agreement. We have also agreed to reimburse the Agent for certain specified expenses, including the fees and disbursements of its legal counsel in an aggregate amount not to exceed
$50,000. The remaining sales proceeds, after deducting any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental, regulatory or self-regulatory organization in respect of the sale of the Series A Preferred Stock, will be our net proceeds (before the expenses referred to in the next paragraph) from the sale of the Series A Preferred Stock in the offering.

We estimate that the total expenses payable by us in connection with the establishment of the program to offer our Series A Preferred Stock described in this prospectus, excluding commissions and any discounts payable to the Agent and any other deductions described in the paragraph above, will be approximately $140,000.

We will not issue more than 2,000,000 shares of our Series A Preferred Stock pursuant to the Sales Agreement. We cannot predict the number of shares that we may sell hereby or if any shares will be sold.

Settlement for sales of shares in return for payment of the net proceeds to us is expected to occur on the second business day that is also a trading day following the trade date on which such sales were made, in either case unless another date shall be agreed to in writing by us and the Agent.

The offering of Series A Preferred Stock pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of all of the Series A Preferred Stock subject to the Sales Agreement and (2) the termination of the Sales Agreement by us or the Agent. The Sales Agreement may be terminated either by us or the Agent upon the giving of five (5) days prior written notice to the other party and in the sole discretion of us or the Agent, as the case may be.

We have agreed to provide indemnification and contribution to the Agent against certain liabilities, including liabilities under the Securities Act.

The Agent shall be under no obligation to purchase our shares on a principal basis pursuant to the Sales Agreement.

In connection with the sale of Series A Preferred Stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Agent will be deemed to be underwriting commissions or discounts.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Loeb & Loeb LLP, New York, New York. The Agent is being represented by Duane Morris LLP.

EXPERTS
The consolidated balance sheets of Ontrak, Inc. (formerly Catasys, Inc.) and Subsidiaries as of December 31, 2019 and 2018 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements, which report includes an explanatory paragraph that refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been incorporated herein by reference in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the DGCL provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by us or in our right) by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that we similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by is or in our right to procure judgment in our favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, lawsuit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our certificate of incorporation, as amended, limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors and officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the our company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of our company.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors of our company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any subsequent prospectus supplements do not contain all of the information in the Registration Statement. We have omitted from this prospectus some parts of the Registration Statement as permitted by the rules and regulations of the SEC. Statements in this prospectus concerning any document we have filed as an exhibit to the Registration Statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information that we file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnished them to the SEC. Our Internet site can be found at http:www.Ontrak.com. Our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020, as amended by Amendment No. 1 to such Form 10-K on Form 10-K/A filed with the SEC on April 29, 2020 and Amendment No. 2 to such Form 10-K on Form 10-K/A filed with the SEC on August 6, 2020;

•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 7, 2020;

•our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 5, 2020;

•our Current Reports on Form 8-K filed with the SEC on February 27, 2020, March 3, 2020, March 17, 2020 , March 25, 2020, April 7, 2020, May 13, 2020, June 11, 2020, June 30, 2020, July 1, 2020 (as

amended by Form 8-K/A filed July 1, 2020), July 6, 2020, July 17, 2020, July 31, 2020, August 11, 2020,
August 20, 2020, August 21, 2020, August 26, 2020, September 14, 2020 and October 16, 2020; and

•the description of our common stock set forth in the Registration Statement on Form 8-A12B filed on April 21, 2017, including any amendment or report filed for the purpose of updating such description.

•the description of our Series A Preferred Stock set forth in the Registration Statement on Form 8-A12B filed on August 21, 2020, including any amendment or report filed for the purpose of updating such description

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement that contains this prospectus and prior to the termination of the offering (except in each case the information contained in such document to the extent “furnish” and not “filed”), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

PROSPECTUS

2,000,000 Shares

9.50% Series A Cumulative Perpetual Preferred Stock Liquidation Preference $25.00 per Share

B. RILEY SECURITIES